Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Genelux Corporation of our report dated March 29, 2023, (which report contains an explanatory paragraph describing conditions that raise substantial doubt about Genelux Corporation’s ability to continue as a going concern), relating to the financial statements of Genelux Corporation as of December 31, 2022 and 2021 which appear in Genelux Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Weinberg & Company, P.A.

Los Angeles, California

February 2, 2024